Exhibit 99.1

GenMark Diagnostics Dismisses Patent Lawsuit Against Caliper Life Sciences

CARLSBAD, Calif., March 1, 2011 (BUSINESS WIRE) — GenMark Diagnostics Inc. announced today that it has dismissed a lawsuit in the Northern District of California pending since November 2010 that requested declaratory relief that it does not infringe three U.S. patents on microfluidic technology allegedly owned by Caliper Life Sciences, Inc. The suit sought Declaratory Relief that GenMark does not infringe U.S. Patent No. 6,366,924 entitled “Distributed Database for Analytical Instruments”; U.S. Patent No. 6,399,025; entitled “Analytical System and Method”; U.S. Patent No. 6,495,104, entitled “Indicator Components for Microfluidic Systems” and that these patents are invalid.

About GenMark

GenMark, a provider of automated, multiplex molecular diagnostic testing systems, detects and measures DNA and RNA targets to diagnose disease and to optimize the treatment of patients and is focused on developing and commercializing its eSensor detection technology. GenMark’s XT-8 System is designed to support a broad range of molecular diagnostic tests with a compact and easy-to-use workstation and self-contained, disposable test cartridges. GenMark has developed five diagnostic tests for use with the XT-8 System, including its Cystic Fibrosis Genotyping Test, Warfarin Sensitivity Test and Thrombophilia Risk Test which have received clearance from the Food and Drug Administration.

GenMark Diagnostics, Inc.

Christopher Gleeson

Chief Executive Officer

760-448-4312

Source: GenMark Diagnostics, Inc.